October 31, 2005



Mr. Albert L. Reese, Jr.
Chief Financial Officer
ATP Oil and Gas Corporation
4600 Post Oak Place, Suite 200
Houston, Texas 77027



	Re:	ATP Oil and Gas Corporation
		Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 31, 2005



Dear Mr. Reese:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								H. Roger Schwall
								Assistant Director

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Mr./Ms.
Company Name
Date, 2005
page 1




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